Exhibit 99.4

Simon Lee, Shareholder and Chairman Damian Perl, Shareholder	November 22, 2017

Dear Simon and Damian,

For the reasons spelled out in my correspondence of November 21 and November 22, 2017, I resign effective immediately from the board of STG Group. It has been a pleasure serving with you as fellow directors and for you as shareholders.

Best regards

/s/ Hon. David C. Gompert
Hon. David C. Gompert